EXHIBIT 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Hollinger International Inc.:

We consent to the use of our reports dated March 31, 2006, with respect to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

Our  report  dated  March  31,  2006,   on   management's   assessment  of  the
effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Hollinger International Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management's assessment material weaknesses relating to an ineffective control environment, ineffective communication, information technology general controls and income taxes.


/s/ KPMG LLP

Chicago, Illinois
April 27, 2006